FEE WAIVER AGREEMENT

Forum Funds II

Three Canal Plaza

Portland, ME 04101

October 10, 2022

Atlantic Fund Administration, LLC

Three Canal Plaza

Portland, ME 04101

Ladies and Gentlemen:

This Fee Waiver Agreement (this “Agreement”) is entered into as of the date first set forth above between Forum Funds II (the “Trust”), on behalf of its series set forth in Exhibit A hereto (each, a “Fund” and together, the “Funds”), and Atlantic Fund Administration, LLC, a wholly owned subsidiary of Apex Group Ltd. doing business as Apex Fund Services (“Apex”), on the following terms:

1.	The Trust is an open-end management investment company that has multiple separate investment portfolios, including the Funds.

2.	Pursuant to a Services Agreement between the Trust and Apex dated July 26, 2013, as amended or supplemented from time to time (the “Administration Agreement”), the Trust has retained Apex to provide the Trust, the Funds, and the Funds’ shareholders with administration, transfer agency, and other services.

3.	During the term of this Agreement, for each Fund listed in Exhibit A hereto, Apex shall waive certain fees payable under the Administration Agreement, as set forth in Exhibit A, as amended from time to time by the Board of Trustees of the Trust.

4.	This Agreement shall be effective for each Fund for the period specified on Exhibit A. This Agreement may only be amended or terminated with the approval of the Board of Trustees of the Trust.

5.	This Agreement constitutes the whole agreement between the parties and supersedes any previous service fee waiver agreement relating to the Funds.

[Remainder of Page Left Intentionally Blank]

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

Very truly yours,

ATLANTIC FUND ADMINISTRATION, LLC

By:	/s/ Jessica Chase
Jessica Chase
Title:	Chief Executive Officer

The foregoing Agreement is hereby accepted as of October 10, 2022.

FORUM FUNDS II

By:	/s/ Jessica Chase
Name:	Jessica Chase
Title:	President, Principal Executive Officer

[Signature page to the Fee Waiver Agreement]

EXHIBIT A

To the Fee Waiver Agreement

Last Approved: September 16, 2022

Fund	Expense Category	Start Date	End Date	Waiver
ABR Dynamic Blend	All Fees	8/1/2022	8/31/2022	[Redacted]
ABR Dynamic Blend	All Fees	9/1/2022	7/31/2023	[Redacted]
ABR 50/50 Volatility	All Fees	8/1/2022	7/31/2023	[Redacted]
ABR 75/25 Volatility	All Fees	8/1/2022	8/31/2022	[Redacted]
ABR 75/25 Volatility	All Fees	9/1/2022	7/31/2023	[Redacted]
ABR Dynamic Blend and ABR 50/50 Volatility	Transfer Agency	8/3/2015	N/A	[Redacted]
All ABR Funds	Transfer Agency	8/1/2020	N/A	[Redacted]
All ABR Funds	Transfer Agency	8/1/2022	N/A	[Redacted]
ABR 75/25 Volatility	Transfer Agency	8/1/2022	N/A	[Redacted]
Acuitas US Microcap	Administration	7/1/2014	N/A	[Redacted]
Acuitas US Microcap	Fund Accounting	7/1/2014	N/A	[Redacted]
Baywood Funds	Administration	10/1/2021	9/30/2023	[Redacted]
Baywood Funds	Transfer Agency	3/1/2022	2/28/2023	[Redacted]
SafeGuard Core One	Fund Accounting	[TBD]	[TBD]	[Redacted]
SafeGuard Core One	Fund Accounting	[TBD]	[TBD]	[Redacted]
SafeGuard Core One	Transfer Agency	[TBD]	[TBD]	[Redacted]
SafeGuard Core One	All Fees	[TBD]	3/31/2023	[Redacted]